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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

Pennsylvania Real Estate Investment Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

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PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JUNE 1, 2006

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust will be held on Thursday, June 1, 2006 at 11:00 a.m. at the Park Hyatt Philadelphia at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102 for the following purposes:

(1)	To elect six trustees;

(2)	To ratify the selection of KPMG LLP as our independent auditor for 2006; and

(3)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Our board of trustees has fixed the close of business on April 7, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, please complete, sign, and date the enclosed proxy and return it promptly so that your shares may be voted. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Trustees

BRUCE GOLDMAN
Secretary

Philadelphia, Pennsylvania
April 21, 2006

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PENNSYLVANIA REAL ESTATE INVESTMENT TRUST 200 South Broad Street Philadelphia, Pennsylvania 19102 www.preit.com

PROXY STATEMENT

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust will be held on Thursday, June 1, 2006 at 11:00 a.m. at the Park Hyatt Philadelphia at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. We are mailing this Proxy Statement on or about April 21, 2006 to each holder of PREIT’s issued and outstanding common shares of beneficial interest entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the meeting. We have mailed our Annual Report to Shareholders for the fiscal year ended December 31, 2005 together with this Proxy Statement. We have included the Annual Report for informational purposes and not as a means of soliciting your proxy.

We have fixed the close of business on April 7, 2006 as the record date for the annual meeting. All holders of record of PREIT’s common shares of beneficial interest at that time are entitled to notice of and are entitled to vote at the annual meeting and any adjournment or postponement thereof. On the record date, 37,251,066 common shares of beneficial interest were outstanding. PREIT’s outstanding 11% non-convertible senior preferred shares, of which there are 2,475,000 outstanding, are not entitled to vote at the annual meeting.

VOTING AND REVOCABILITY OF PROXIES

We hope you will attend the annual meeting. Whether or not you expect to attend the meeting in person, please complete, sign, date, and return the enclosed proxy card in the accompanying envelope so that your shares will be represented. The envelope is addressed to our transfer agent and requires no postage. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you receive more than one proxy card because you have multiple accounts, you should sign and return all proxies received, or submit all proxies by telephone or by Internet, to be sure all of your shares are voted.

On each matter subject to a vote at the annual meeting and any adjournment or postponement of the meeting, each record holder of common shares will be entitled to one vote per share. With respect to the election of trustees, assuming a quorum is present, the six nominees receiving the highest number of votes cast at the meeting will be elected trustees, subject to the majority voting provisions of our corporate governance guidelines, which are described below. With respect to the ratification of the selection of KPMG LLP as our independent auditor for 2006, assuming a quorum is present, the proposal will be approved if a majority of the shares present in person or by proxy and casting a vote on the proposal vote “FOR” the proposal. If you mark your proxy as “Withhold Authority” or “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter, but will count toward the establishment of a quorum. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

Under the majority voting provisions of our corporate governance guidelines, any nominee for trustee who receives enough votes to be elected, but who receives a greater number of “Withhold Authority” responses regarding his or her election than votes “FOR” such election will be required to promptly tender his or her resignation to the nominating and governance committee of the board of trustees following certification of the shareholder vote. The nominating and governance committee and our board of trustees will consider and act upon such a resignation in accordance with the procedures described below under “PROPOSAL ONE — ELECTION OF TRUSTEES — Required Vote.”

You may vote your shares at the annual meeting in person or by proxy. All valid proxies received before the annual meeting will be voted according to their terms. If you complete your proxy properly, whether by

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completing and returning a proxy card or by submitting your instructions by telephone or by Internet, but do not provide instructions as to how to vote your shares, your proxy will be voted “FOR” the election of all trustees nominated by our board of trustees and “FOR” the ratification of KPMG LLP as our independent auditor. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the annual meeting by filing an instrument revoking it with our secretary or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the annual meeting and giving notice of revocation. Attendance at the annual meeting, by itself, will not constitute revocation of a proxy.

Some banks, brokers, and other nominee record holders might be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling us as follows: Investor Relations, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, PA 19102; Telephone: 215-875-0735. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain trustees, officers, and employees of PREIT and its subsidiaries may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our board of trustees.

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PROPOSAL ONE — ELECTION OF TRUSTEES

Our board of trustees has nominated Stephen B. Cohen, M. Walter D’Alessio, Leonard I. Korman, Donald F. Mazziotti and Ronald Rubin, the five existing Class B trustees whose terms expire at the annual meeting, for re-election at the annual meeting as Class B trustees to serve until the annual meeting to be held in the spring of 2009 and until their respective successors have been duly elected and have qualified.

In addition, our board of trustees has nominated Joseph F. Coradino for re-election as a Class A trustee. Mr. Coradino was elected by our board of trustees on April 10, 2006 to fill the vacancy on the board of trustees created by the retirement of Jonathan B. Weller. In accordance with our trust agreement, Mr. Coradino has been nominated to serve until the annual meeting to be held in the spring of 2008 and until his successor has been duly elected and has qualified.

If any of the foregoing nominees becomes unable to or declines to serve, the persons named in the accompanying proxy have discretionary authority to vote for a substitute or substitutes, unless our board of trustees reduces the number of trustees to be elected.

Our trust agreement provides that nominations for election to the office of trustee at any annual or special meeting of shareholders are made by our board of trustees, or by petition in writing delivered to our secretary not fewer than thirty-five days before an annual or special meeting of shareholders signed by the holders of at least two percent of the common shares outstanding on the date of the petition. Nominations not made in accordance with these procedures will not be considered, unless the number of persons properly nominated is fewer than the number of persons to be elected to the office of trustee at the meeting. In this latter event, nominations for the trustee positions that would not otherwise be filled may be made at the meeting by any person entitled to vote in the election of trustees.

Our board of trustees currently consists of thirteen members who serve staggered, three-year terms. For more information, see “Additional Information — Board Matters,” beginning on page 23.

The following table presents information concerning the five nominees for the office of Class B trustee, the nominee for the office of Class A trustee, the seven trustees who will continue in office after the annual meeting, and PREIT’s executive officers, including their ages, principal occupations, and the number of shares beneficially owned by them as of April 7, 2006.

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				Shares Beneficially Owned on April 7, 2006(1)
Name	Age	Principal Occupation and Affiliations	Trustee Since	Number	Percent of Class(2)

Nominees for the Office of Trustee

Class B Trustees; Terms to Expire in 2009

Ronald Rubin(3)(4)	74	Chairman of PREIT since October 2001. Chief Executive Officer of PREIT since September 1997. Chairman and Chief Executive Officer of The Rubin Organization, Inc. (renamed PREIT-RUBIN, Inc. upon acquisition by PREIT in September 1997) from 1992 to September 1997. Trustee of International Council of Shopping Centers. Director of Exelon Corporation. Past Chairman of Center City District and past Chairman of the Greater Philadelphia Chamber of Commerce. Director of the Regional Performing Arts Center. Past President of Jewish Federation of Greater Philadelphia. Served on boards of Franklin Institute, Philadelphia Orchestra, Albert Einstein Medical Center, Tel Aviv University, American Friends of Hebrew University, Midlantic Bank (now PNC), University of the Arts and the United Jewish Appeal.	1997	1,540,641(5)	4.0%

Leonard I. Korman	70	Chairman and Chief Executive Officer, Korman Commercial Properties, Inc. (real estate development and management). Trustee of Albert Einstein Health Care Network, Thomas Jefferson University, and Korman Family Foundation. Former director or trustee of CoreStates Bank N.A., the Regional Advisory Board of First Union National Bank, and the Pennsylvania Academy of Fine Arts.	1996	390,455(6)	1.1%

Donald F. Mazziotti(7)	60	Senior Vice President, Urban and Mixed Use Development, Harsch Investment Properties, Portland, Oregon since 2006. Founder and principal, Development Equities & Advisories, LLC (real estate development and consulting) since September 2005. Senior Consultant to ProDx, Inc. (technology services) since January 2001. Chief Executive Officer, Portland Development Commission, 2001 to 2005. Chief Information Officer, State of Oregon, 1998 to 2000. Chairman of Delta Development Group, Inc. (government relations, economic planning and management consulting) from 1995 to 1997. Chief Executive Officer of Delta Development Group, Inc. from 1988 to 1998. Member of Crown American Realty Trust Board of Trustees from 1993 to November 2003.	2003	6,629(8)	*

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				Shares Beneficially Owned on April 7, 2006(1)
Name	Age	Principal Occupation and Affiliations	Trustee Since	Number	Percent of Class(2)

Nominees for the Office of Trustee

Stephen B. Cohen	60	Currently Professor of Law, Georgetown University. Has also taught at Harvard University, Stanford University, the University of Wisconsin and at the University of Capetown (South Africa). Served as Corporate Secretary and Board Member of the Southern Africa Development Fund from 1994 to 2002 and as Deputy Assistant Secretary of State from 1978 to 1980.	2004	473,280(9)	1.3%

M. Walter D’Alessio	71	Vice Chairman of NorthMarq Capital, a Minneapolis-based real estate investment banking firm with an office in Philadelphia, and President of NorthMarq Advisors, a real estate consultancy, since October 2003. Non-executive Chairman of the Board of Brandywine Realty Trust, a real estate investment trust active in developing, redeveloping, leasing and managing office and industrial properties headquartered in Plymouth Meeting, Pennsylvania, since March 2004. Serves on the boards of directors of Exelon Corporation, Independence Blue Cross, Point Five Technologies, Inc. and the Greater Philadelphia Chamber of Commerce. From 1982 to September 2003, served as Chairman and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a commercial mortgage, banking and pension fund advisory firm headquartered in Philadelphia.	2005	1,400(10)	*

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				Shares Beneficially Owned on April 7, 2006(1)
Name	Age	Principal Occupation and Affiliations	Trustee Since	Number	Percent of Class(2)

Nominees for the Office of Trustee

Class A Trustee; Term to Expire in 2008

Joseph F. Coradino	54	President of PREIT Services, LLC and PREIT-RUBIN, Inc. since June 2004. Executive Vice President-Retail of PREIT from December 2001. Executive Vice President-Retail Division and Treasurer, PREIT-RUBIN, Inc. from November 1998 to June 2004. From September 1997 to November 1998, Senior Vice President-Retail Division and Treasurer, PREIT-RUBIN, Inc. Trustee of the YMCA of Greater Philadelphia. Director of the National Adoption Center.	2006	145,715(11)	*

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				Shares Beneficially Owned on April 7, 2006(1)
Name	Age	Principal Occupation and Affiliations	Trustee Since	Number	Percent of Class(2)

Trustees Whose Terms Continue

Class C Trustees; Terms to Expire in 2007

George F. Rubin(3)(4)	63	Vice Chairman of PREIT since June 2004. President and Secretary, PREIT Services, LLC and PREIT-RUBIN, Inc. from September 1997 to June 2004. Trustee, member of the executive committee and chair of the grounds and buildings committee of Lafayette College. Board Member of Elwyn Institute and Israel Elwyn. Chairman of the Board of Thorncroft Therapeutic Horseback Riding, Inc. Former treasurer of the Philadelphia Vietnam Veterans Memorial Committee. Appointed by President George W. Bush to the Veterans Committee on Education.	1997	729,961(12)	1.9%

Rosemarie B. Greco(3)	60	Director, Office of Health Care Reform, Commonwealth of Pennsylvania. Founding Principal, Grecoventures Ltd. (business investment and consulting partnership). Former CEO and President, CoreStates Bank, N.A. and President, CoreStates Financial Corp. Currently director of Exelon Corporation and Sunoco, Inc. and Trustee of SEI I Mutual Funds. Trustee of the University of Pennsylvania School of Nursing. Former corporate director of General Accident Insurance (USA), Cardone Industries, Inc., Genuardi’s Family Markets, Inc. and Radian, Inc.; former chair of the Greater Philadelphia Chamber of Commerce, former President and CEO of Philadelphia Private Industry Council; former member of Philadelphia Planning Commission and Board of Education; former chair of Pennsylvania Workforce Investment Board.	1997	12,000(13)	*

Ira M. Lubert	56	Chairman of Lubert-Adler Partners, L.P., a company specializing in private equity investments in real estate and other entrepreneurial opportunities. Co-founder and managing partner of LLR Equity Partners, L.P., a venture fund making private equity investments in mid-Atlantic growth companies and middle market special opportunity situations. Chairman of GF Management, a company that specializes in the ownership and management of underperforming hospitality properties. Co-founder of LEM Mezzanine Fund, a fund making mortgage loans, and Quaker Bio Venture, a private equity fund engaged in making health care and life science investments.	2001	10,000(14)	*

Edward A. Glickman	48	President and Chief Operating Officer of PREIT since June 2004. Executive Vice President and Chief Financial Officer of PREIT from September 1997 to June 2004. Director of the Bala Cynwyd Library.	2004	251,002(15)	*

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				Shares Beneficially Owned on April 7, 2006(1)
Name	Age	Principal Occupation and Affiliations	Trustee Since	Number	Percent of Class(2)

Trustees Whose Terms Continue

Class A Trustees; Terms to Expire in 2008

John J. Roberts	61	Former Global Managing Partner and member of Leadership Team, PricewaterhouseCoopers LLP, completing a 35 year career with the firm in 2002. Director, Armstrong Holdings, Inc., Safeguard Scientifics, Inc. and Vonage Holdings Corp. Member of American Institute of CPAs. Former director of: SICOR, Inc., Philadelphia First Corporation, Greater Philadelphia Chamber of Commerce, Urban Affairs Partnership, and University City Science Center. Former member of advisory board of Kellogg School and the University of Southern California School of Accounting. Former trustee of Drexel University.	2003	6,750(16)	*

Lee H. Javitch	75	Private investor and former Chairman and Chief Executive Officer, Giant Food Stores, Inc. Director of Jewish Theological Seminary of America, and Jewish Community Center of Harrison, NY. Former chairman of MAZON: A Jewish Response to Hunger, Rye Country Day School, Pennsylvania Council on Arts, and executive committee member of Boy Scouts of America.	1985	18,000(17)	*

Mark E. Pasquerilla(7)	46	President and Chairman of Crown Holding Company and its various subsidiaries and affiliates since April 1999. President and Vice Chairman of Crown Holding Company and its various subsidiaries from 1993 to April 1999. Chairman of the Board of Trustees and Chief Executive Officer of Crown American Realty Trust from April 1999 to November 2003. Vice Chairman of Crown American Realty Trust from September 1998 to April 1999. President of the Crown American Realty Trust, its various subsidiaries and affiliates from 1993 to November 2003. Director of AmeriServ Financial, Inc., AmeriServ Financial Bank, AmeriServ Life Insurance Company, and AmeriServ Associates, Inc. since 2001 (entities formerly known as USBANCORP, Inc. and certain of its subsidiaries). Director of Concurrent Technologies Corporation, a charitable organization.	2003	1,446,586(18)	3.8%

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				Shares Beneficially Owned on April 7, 2006(1)
Name	Age	Principal Occupation and Affiliations	Trustee Since	Number	Percent of Class(2)

Non-Trustee Executive Officers

Douglas S. Grayson	47	Executive Vice President — Development of PREIT since March 2002. Executive Vice President-Development of PREIT-RUBIN, Inc. from October 1998 to March 2002. From September 1997 to September 1998, Vice President of PREIT-RUBIN, Inc.	—	56,272(19)	*

Jeffrey A. Linn	57	Executive Vice President — Acquisitions of PREIT since December 2001. From 1995 to December 2001, Senior Vice President-Acquisitions of PREIT. Secretary of PREIT from 1995 to 2005.	—	64,238(20)	*

Bruce Goldman	47	Executive Vice President — General Counsel of PREIT since December 2002, and Secretary of PREIT since December 2005. From December 2001 to November 2002, Senior Vice President- General Counsel of PREIT. From September 2000 to December 2001, Senior Vice President — Legal of PREIT. From 1997 to 2000, Vice President of New City Development, the development subsidiary of Mirage Resorts, Inc.	—	24,518(21)	*

Robert F. McCadden	48	Executive Vice President and Chief Financial Officer of PREIT since May 2004. From 2002 to May 2004, Partner of KPMG LLP. From 1993 to 2002, Partner of Arthur Andersen LLP.	—	51,981(22)	*

David J. Bryant	48	Senior Vice President — Real Estate Services of PREIT since May 2005. Treasurer of PREIT since September 2000. Senior Vice President-Finance of PREIT from September 2000 to April 2005. From September 1997 to September 2000, Vice President — Financial Services of PREIT.	—	31,437(23)	*

Jonathen Bell	38	Chief Accounting Officer of PREIT since February 2006. Vice President — Financial Services of PREIT since September 1999. From November 2003 to February 2006, Corporate Controller of PREIT. From July 1997 to September 1999, controller of Washington REIT in Washington, D.C.	—	12,536(24)	*
All Trustees and executive officers as a group (20 persons)				5,168,961(25)	12.7%

*	Less than one percent.

(1)	Unless otherwise indicated in the following footnotes, each trustee and executive officer has sole voting and investment power with respect to all such shares.

(2)	Based on 37,251,066 common shares of beneficial interest outstanding as of April 7, 2006.

(3)
In accordance with an agreement that PREIT entered into in connection with its 1997 acquisition of The Rubin Organization, Inc., the board of trustees of PREIT elected Ronald Rubin, George F. Rubin and Rosemarie B. Greco as trustees of PREIT in 1997 to fill the vacancies created by the resignations of three former trustees. Ronald Rubin and George F. Rubin are brothers.

(4)
The employment agreements between PREIT and each of Ronald Rubin and George F. Rubin provide that, during the term of their respective employment agreements, the board of trustees shall nominate Ronald

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Rubin and George F. Rubin, respectively, as a candidate for election to the board of trustees at each annual meeting at which his term as a trustee is scheduled to expire.

(5)
Includes 166,482 shares that Ronald Rubin owns directly, 1,211,097 Class A units of limited partnership interest in PREIT Associates, L.P. (266,934 of which are held by the Non-QTIP Marital Trust U/W of Richard I. Rubin of which Ronald Rubin and George Rubin are beneficiaries and 2,776 of which are owned by a corporation of which Ronald Rubin is the sole shareholder) that are redeemable for cash or, at PREIT’s option, for a like number of shares, 150,000 shares subject to exercisable options and 7,835 shares held by a trust of which Ronald Rubin is a trustee. Also includes 5,227 Class A units held by Pan American Office Investments, L.P. Ronald Rubin controls and holds substantial ownership interests in Pan American Office Investments, L.P.

(6)
Includes 248,088 shares that Mr. Korman owns directly, 420 shares owned by Mr. Korman’s spouse, 114,619 shares held in trusts of which Mr. Korman is a co-trustee, 19,328 shares held in trusts of which Mr. Korman is a co-trustee and the sole beneficiary and 8,000 shares subject to exercisable options. Mr. Korman disclaims beneficial ownership of the 114,619 shares held in trusts of which Mr. Korman is a co-trustee and the 420 shares owned by Mr. Korman’s spouse.

(7)
In accordance with the merger agreement between PREIT and Crown American Realty Trust, PREIT expanded the size of its board of trustees by two in December 2003 and elected Messrs. Pasquerilla and Mazziotti, who were members of Crown’s board at the time of the merger, to fill the vacancies created by the expansion.

(8)
Includes 4,129 shares that Mr. Mazziotti owns directly and 2,500 shares subject to exercisable options. Excludes 2,500 shares subject to options that become exercisable in two equal annual installments of 1,250 shares beginning December 11, 2006.

(9)
Includes 37,317 shares that Mr. Cohen owns directly, 37,056 shares owned by an Indenture of Trust of which Mr. Cohen is a beneficiary, 243,944 shares owned by the Deed of Trust of Sylvan M. Cohen of which Mr. Cohen is a future beneficiary, 153,713 shares owned by the Sylvan M. Cohen Charitable Remainder Trust of which Mr. Cohen is a trustee and 1,250 shares subject to exercisable options. Excludes 3,750 shares subject to options that become exercisable in three equal annual installments of 1,250 shares beginning on July 29, 2006.

(10)
Includes 1,400 shares that Mr. D’Alessio owns directly. Excludes 5,000 shares subject to options that become exercisable in four equal annual installments of 1,250 shares beginning on December 15, 2006.

(11)
Includes 40,826 shares that Mr. Coradino owns directly and 104,889 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares.

(12)
Includes 81,885 shares that George Rubin owns directly, 613,841 Class A units of limited partnership interest in PREIT Associates, L.P. (266,934 of which are held by the Non-QTIP Marital Trust U/W of Richard I. Rubin of which Ronald Rubin and George Rubin are beneficiaries) that are redeemable for cash or, at PREIT’s option, for a like number of shares, 25,000 shares subject to exercisable options, and 7,835 shares held by a trust of which George Rubin is a trustee. Also includes 900 shares held by a trust, the beneficiary of which is George Rubin’s daughter, and 500 shares held by George Rubin’s spouse, as to both of which George Rubin disclaims beneficial ownership. Excludes 5,227 Class A units held by Pan American Office Investments, L.P. George Rubin holds limited partnership interests in Pan American Office Investments, L.P.

(13)	Includes 5,000 shares that Ms. Greco owns directly and 7,000 shares subject to exercisable options.

(14)	Includes 5,000 shares that Mr. Lubert owns directly and 5,000 shares subject to exercisable options.

(15)
Includes 74,294 shares that Mr. Glickman owns directly, 56,708 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares, and 120,000 shares subject to exercisable options.

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(16)
Includes 3,000 shares that Mr. Roberts owns directly and 3,750 shares subject to options that are exercisable or become exercisable within 60 days of April 7, 2006. Excludes 1,250 shares subject to options that become exercisable on June 5, 2007.

(17)	Includes 10,000 shares that Mr. Javitch owns directly and 8,000 shares subject to exercisable options.

(18)
Includes 14,961 shares that Mr. Pasquerilla owns directly, 2,500 shares subject to exercisable options, 65,211 shares held by Marenrico Partnership, and 1,363,914 Class B units of limited partnership interest in PREIT Associates, L.P. that are held by Crown American Properties, L.P. and are redeemable for cash or, at PREIT’s option, for a like number of shares. Mr. Pasquerilla controls Crown American Properties, L.P. and Marenrico Partnership. Excludes 2,500 shares subject to options that become exercisable in two equal annual installments of 1,250 shares beginning December 11, 2006.

(19)
Includes 32,355 shares that Mr. Grayson owns directly and 23,917 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares.

(20)
Includes 55,738 shares that Mr. Linn owns directly, 7,500 shares subject to exercisable options, and 1,000 shares that are held by Mr. Linn as custodian for his son under the Pennsylvania Uniform Gifts to Minors Act.

(21)	Mr. Goldman directly owns all 24,518 shares.

(22)	Mr. McCadden directly owns all 51,981 shares.

(23)
Includes 24,116 shares that Mr. Bryant owns directly and 6,021 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares and 1,300 shares subject to exercisable options.

(24)	Mr. Bell directly owns all 12,536 shares.

(25)
Includes 1,698,103 shares held directly, 357,405 shares subject to exercisable options and an aggregate of 3,113,453 Class A and Class B units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares. In certain instances, two trustees beneficially own the same shares because they share voting or investment power over the shares. These shares have been counted only once in this total. Includes shares owned by Jonathan B. Weller, who retired as an executive officer of PREIT on April 15, 2006. Mr. Weller’s employment agreement was terminated, effective as of March 8, 2006, in connection with the separation agreement between Mr. Weller and PREIT. See “Employment Agreements — Separation Agreement with Jonathan B. Weller” for more information on the separation agreement. Includes 154,624 shares that Mr. Weller owns directly, 15,605 shares subject to exercisable options and 100 shares held by Mr. Weller as custodian for his child under the New York Uniform Gifts to Minors Act.

Required Vote

With respect to the election of trustees, assuming a quorum is present, the six nominees receiving the highest number of votes cast at the annual meeting will be elected trustees, subject to the majority voting provisions of our corporate governance guidelines described below. If you mark your proxy as “Withhold Authority” in the election of any of the trustees, or if you give specific instructions that no vote be cast in the election of any of the trustees, the shares represented by your proxy will not be voted in the election of such trustee(s), but will count toward the establishment of a quorum. Under the terms of the account agreement between you and your broker, your broker may be permitted to vote your shares on the election of trustees even if you do not instruct your broker how to vote.

Pursuant to PREIT’s corporate governance guidelines, if you mark your proxy as “Withhold Authority” for any nominee for trustee and that nominee receives a greater number of such “Withhold Authority” responses regarding his or her election than votes “FOR” his or her election, that nominee will be required to promptly tender his or her resignation to the nominating and governance committee of the board of trustees following certification of the shareholder vote. The nominating and governance committee of the board of trustees will consider the resignation offer and recommend to the board of trustees whether or not to accept it. The board of

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trustees will act on the nominating and governance committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the board of trustees will promptly disclose its decision whether to accept the trustee’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that PREIT’s press releases typically are distributed or by other means of public disclosure.

Any trustee tendering his or her resignation pursuant to the procedures described above will not participate in the nominating and governance committee recommendation or any other action of the board of trustees regarding whether to accept the resignation offer. If each member of the nominating and governance committee received a majority of votes marked “Withhold Authority” at the same election, then the independent members of our board of trustees who did not receive a majority of votes marked “Withhold Authority” will appoint a committee amongst themselves (which may consist of some or all of them) to consider the resignation offers and recommend to the board of trustees whether to accept them.

Board Recommendation

Our board of trustees recommends that shareholders vote FOR the election of each of the nominees for trustee.

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PROPOSAL TWO —
RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The audit committee of the board of trustees has selected KPMG LLP as PREIT’s independent auditor to perform the audit of our financial statements for 2006. KPMG is a registered public accounting firm and served as our independent auditor for the year ended December 31, 2005. A representative of KPMG is expected to be present at the annual meeting and available to respond to appropriate questions, and will be given an opportunity to make a statement, if the representative so desires.

Although shareholder ratification of our selection of KPMG as our independent auditor is not required by our by-laws or otherwise, the board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Despite ratification, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of PREIT.

Required Vote

Assuming a quorum is present, the proposal to ratify KPMG as PREIT’s independent auditor for 2006 will be approved if a majority of the shares present in person or by proxy and casting a vote on this proposal vote “FOR” the proposal. For purposes of the foregoing, abstentions and broker non-votes shall not be deemed to be votes cast.

Board Recommendation

The audit committee of our board of trustees recommends that shareholders vote FOR the ratification of PREIT’s selection of KPMG to perform the audit of our financial statements for 2006.

PROPOSAL THREE —
OTHER MATTERS

PREIT’s management knows of no matters other than those stated above to come before the meeting. However, if any other matters properly come before the meeting, the enclosed proxy confers discretionary authority with respect to those matters.

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ADDITIONAL INFORMATION

Summary Compensation Table

The following table shows information concerning the compensation paid by PREIT for the last three fiscal years to PREIT’s Chief Executive Officer and its four other most highly compensated executive officers.

		Annual Compensation				Long Term Compensation

Name and Principal Position	Year	Salary($)	Bonus($)		Other Annual Compensation($)(7)	Restricted Share Awards($)(8)		LTIP Payouts($)		All Other Compensation($)

Ronald Rubin(1)	2005	520,000	158,080		126,031	1,100,000	(9)	—		146,410
Chairman	2004	500,000	300,000		92,798	750,000	(10)	1,448,146	(12)	133,100
Chief Executive Officer	2003	425,000	750,000	(6)	71,642	484,426	(11)	214,345	(13)	121,000
and Trustee

Jonathan B. Weller(2)	2005	436,800	132,787		100,553	780,000	(9)	—		65,599
Former Vice Chairman	2004	420,000	252,000		79,363	700,000	(10)	1,094,410	(12)	136,601
and Former Trustee	2003	365,000	510,000	(6)	56,000	423,884	(11)	167,896	(13)	76,188

Edward A. Glickman(3)	2005	450,000	136,800		88,892	780,000	(9)	—		167,291
President and Chief	2004	420,000	252,000		47,272	700,000	(10)	500,000	(14)	160,489
Operating Officer and	2003	350,000	475,000	(6)	16,776	—		—		151,763
Trustee

George F. Rubin(4)	2005	374,400	113,818		84,164	680,000	(9)	—		55,275
Vice Chairman and	2004	360,000	216,000		62,891	600,000	(10)	841,431	(12)	52,475
Trustee	2003	310,000	500,000	(6)	40,523	302,770	(11)	122,180	(13)	38,250

Joseph F. Coradino(5)	2005	374,400	113,818		82,834	680,000	(9)	—		55,275
Executive Vice	2004	360,000	216,000		60,727	600,000	(10)	732,804	(12)	52,475
President – Retail of	2003	300,000	480,000	(6)	37,572	272,484	(11)	114,658	(13)	33,710
PREIT, President of
PREIT Services, LLC
and PREIT-RUBIN, Inc.
and Trustee

(1)
The amounts shown in the “All Other Compensation” column represent $100,000 of contributions by PREIT under a Supplemental Retirement Plan for Ronald Rubin for each of 2005, 2004 and 2003 and accrued interest on such contributions of $46,410 for 2005, $33,100 for 2004 and $21,000 for 2003.

(2)
The amounts shown in the “All Other Compensation” column represent contributions by PREIT under a Supplemental Retirement Plan of $59,026 for 2005, $54,913 for 2004 and $54,284 for 2003; matching contributions under PREIT’s 401(k) retirement plan of $6,573 for 2005, $8,200 for 2004 and $8,000 for 2003; reimbursement for life insurance premium payments made by Mr. Weller and to compensate Mr. Weller for termination of PREIT’s obligations under its insurance agreements with him of $67,249 in 2004; payments of premiums on long-term disability insurance of $6,219 for 2003; and annual rental payments of $6,239 for 2004 and $7,685 for 2003 for an automobile leased by PREIT for Mr. Weller’s use. See “Employment Agreements — Separation Agreement with Jonathan B. Weller.”

(3)
The amounts shown in the “All Other Compensation” column represent $25,000 of contributions by PREIT under a Supplemental Retirement Plan for each of 2005, 2004 and 2003; accrued interest on such contributions of $23,718 for 2005, $19,289 for 2004 and $15,263 for 2003; matching contributions under PREIT’s 401(k) retirement plan of $6,573 for 2005, $8,200 for 2004 and $8,000 for 2003; and a credit to an account established for Mr. Glickman of $112,000 for 2005, $108,000 for 2004 and $103,500 for 2003 related to dividend equivalent rights on a notional 50,000 shares. The amounts credited to such account are fully vested.

(4)
The amounts shown in the “All Other Compensation” column represent contributions by PREIT under a Supplemental Retirement Plan of $35,000 for each of 2005 and 2004 and $25,000 for 2003; accrued interest

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on such contributions of $13,703 for 2005, $9,275 for 2004 and $5,250 for 2003; and matching contributions under PREIT’s 401(k) retirement plan of $6,572 for 2005, $8,200 for 2004 and $8,000 for 2003.

(5)
The amounts shown in the “All Other Compensation” column represent contributions by PREIT under a Supplemental Retirement Plan of $35,000 for each of 2005 and 2004 and $25,000 for 2003; accrued interest on such contributions of $13,703 for 2005, $9,275 for 2004 and $5,250 for 2003; and matching contributions under PREIT’s 401(k) retirement plan of $6,572 for 2005, $8,200 for 2004 and $3,460 for 2003.

(6)
In addition to annual bonuses for 2003 that were paid on March 5, 2004, the amounts include bonuses paid in December of 2003 and January of 2004 related to work performed in connection with significant transactions completed by PREIT in 2003 of $500,000 for Ronald Rubin and $300,000 for each of Jonathan B. Weller, Edward A. Glickman, George F. Rubin and Joseph F. Coradino.

(7)
The amounts shown in the “Other Annual Compensation” column represent dividends paid on unvested restricted shares and, for Ronald Rubin and Edward A. Glickman, reimbursement of out-of-pocket medical expenses.

(8)
As of December 31, 2005, and based on the $37.36 closing price of PREIT’s shares on December 30, 2005, aggregate individual holdings of restricted shares were as follows: Ronald Rubin held an aggregate of 54,947 restricted shares worth $2,052,820; Jonathan B. Weller held an aggregate of 44,690 restricted shares worth $1,669,618; Edward A. Glickman held an aggregate of 36,436 restricted shares worth $1,361,249; George F. Rubin held an aggregate of 37,406 restricted shares worth $1,397,488; and Joseph F. Coradino held an aggregate of 36,815 restricted shares worth $1,375,408. All of the restricted shares are entitled to voting rights and dividends.

(9)
Represents the dollar value of restricted shares based on a price of $40.81, which was the average closing price of PREIT’s shares during the 20 trading days preceding February 16, 2005. A portion of the restricted shares are subject to time-based vesting and a portion of the restricted shares are subject to performance-based vesting. The shares vest in five equal annual installments beginning February 15, 2006, contingent on continued employment on those dates, subject to acceleration in certain instances, and, with respect to performance based awards, the achievement of the performance objectives set forth in those awards.

(10)
Represents the dollar value of restricted shares based on a price of $36.37, which was the average closing price of PREIT’s shares during the 20 trading days preceding February 17, 2004. A portion of the restricted shares are subject to time-based vesting and a portion of the restricted shares are subject to performance-based vesting. The shares vest in five equal annual installments beginning February 15, 2005, contingent on continued employment on those dates, subject to acceleration in certain instances, and, with respect to performance-based awards, the achievement of the performance objectives set forth in those awards.

(11)
Represents the dollar value of restricted shares based on a price of $30.81, which was the closing price of PREIT’s shares on July 11, 2003. A portion of the restricted shares are subject to time-based vesting and a portion of the restricted shares are subject to performance-based vesting. The shares vest in five equal annual installments beginning February 15, 2004, contingent on continued employment on those dates, subject to acceleration in certain instances, and, with respect to performance-based awards, the achievement of the performance objectives set forth in those awards.

(12)
Represents cash payments made on March 11, 2005 pursuant to the terms of PREIT’s 2002-2004 Long Term Incentive Plan. Also represents the dollar value of restricted shares subject to performance-based vesting pursuant to the terms of PREIT’s 2002-2004 Long-Term Incentive Plan based on the $42.08 closing price of PREIT’s shares on the February 15, 2005 vesting date.

(13)
Represents the dollar value of restricted shares subject to performance-based vesting pursuant to the terms of PREIT’s 2002-2004 Long-Term Incentive Plan based on the $36.35 and $36.32 closing prices of PREIT’s shares on the February 16 and 17, 2004 vesting dates.

(14)	Represents a cash payment made on March 11, 2005 pursuant to the terms of PREIT’s 2002-2004 Long Term Incentive Plan.

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Employment Agreements

Office of the Chairman

In April 2004, PREIT created a five-person Office of the Chairman, consisting of Ronald Rubin, Jonathan B. Weller, George F. Rubin, Edward A. Glickman and Joseph F. Coradino, intended to enable PREIT to maximize the talent and experience of its management team to further support PREIT’s growth initiatives. Upon the execution of new employment agreements or, in Mr. Glickman’s case, an amendment to his existing employment agreement, Ronald Rubin continued as PREIT’s chairman and chief executive officer, Jonathan B. Weller and George F. Rubin became vice chairmen, Edward A. Glickman became president and chief operating officer, and Joseph F. Coradino became president of PREIT Services, LLC and PREIT-RUBIN, Inc., as well as remaining PREIT’s Executive Vice President — Retail. On February 28, 2006, Mr. Weller entered into a separation agreement with PREIT, which is described below under “— Separation Agreement with Jonathan B. Weller.”

Ronald Rubin’s employment agreement with PREIT was effective as of January 1, 2004 for an initial term through December 31, 2006, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. Rubin serves as chairman and chief executive officer of PREIT. Mr. Rubin’s salary may be increased each year at the discretion of PREIT’s compensation committee. In accordance with the agreement, Mr. Rubin is eligible each year to participate in PREIT’s cash and equity incentive programs. PREIT is also obligated to contribute $100,000 per year to a supplemental retirement plan that will accrue interest at the rate of 10% per year, compounded annually. The amounts in the supplemental retirement plan are payable to Mr. Rubin within 60 days of the termination of his employment for any reason. Under the agreement, the board of trustees of PREIT is obligated to nominate Mr. Rubin as candidate for election to the board of trustees at each Annual Meeting of Shareholders at which his term as a trustee is scheduled to expire, so long as Mr. Rubin’s employment has not been terminated and a non-renewal notice has not been given to Mr. Rubin pursuant to the terms of the agreement.

George F. Rubin’s employment agreement with PREIT was effective as of January 1, 2004 for an initial term through December 31, 2006, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. Rubin serves as vice chairman of PREIT. Mr. Rubin’s salary may be increased each year at the discretion of PREIT’s compensation committee. In accordance with the agreement, Mr. Rubin is eligible each year to participate in PREIT’s cash and equity incentive programs. PREIT is also obligated to contribute $35,000 per year to a supplemental retirement plan that will accrue interest at the rate of 10% per year, compounded annually. The amounts in the supplemental retirement plan are payable to Mr. Rubin within 60 days of the termination of his employment for any reason. Under the agreement, the board of trustees of PREIT is obligated to nominate Mr. Rubin as candidate for election to the board of trustees at each Annual Meeting of Shareholders at which his term as a trustee is scheduled to expire, so long as Mr. Rubin’s employment has not been terminated and a non-renewal notice has not been given to Mr. Rubin pursuant to the terms of the agreement.

Edward A. Glickman entered into an employment agreement with PREIT on November 10, 2000, and entered into an amendment to his employment agreement effective as of January 1, 2004. The employment agreement, as amended, provides that Mr. Glickman is to serve as president and chief operating officer of PREIT. The term of the employment agreement was made retroactively effective to January 1, 1999 and extended until September 30, 2002, whereupon it automatically renewed for an additional two-year period, which it will continue to do every other September 30 unless and until either party gives notice of termination at least one year prior to the end of the then current term. Under the employment agreement, Mr. Glickman is entitled to a salary increase of $25,000 per year (or a greater amount as determined by the board of trustees) on the first day of each January during the term. In accordance with the agreement, Mr. Glickman is eligible each year to participate in PREIT’s cash and equity incentive programs. PREIT is also obligated to contribute $25,000 per year to a supplemental retirement plan that will accrue interest at the rate of 10% per year, compounded annually. The amounts in the supplemental retirement plan are payable to Mr. Glickman within 60 days of the termination of his employment for any reason.

Joseph F. Coradino’s employment agreement with PREIT was effective as of January 1, 2004 for an initial term through December 31, 2006, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. Coradino serves as

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Executive Vice President — Retail of PREIT. He has also been appointed as the president of PREIT Services, LLC and PREIT-RUBIN, Inc. Mr. Coradino’s salary may be increased each year at the discretion of PREIT’s compensation committee. In accordance with the agreement, Mr. Coradino is eligible each year to participate in PREIT’s cash and equity incentive programs. PREIT is obligated to contribute $35,000 per year to a supplemental retirement plan that will accrue interest at the rate of 10% per year, compounded annually. The amounts in the supplemental retirement plan are payable to Mr. Coradino within 60 days of the termination of his employment for any reason.

The employment agreements described above contain provisions addressing the consequences of a termination of each executive’s employment. With respect to each executive other than Mr. Glickman, if PREIT terminates the executive’s employment without specified cause, or if the executive terminates his employment for specified good reason (including the delivery by PREIT of notice that the term of the agreement will not be renewed or, in the case of Ronald Rubin or George F. Rubin, the failure of the board of trustees to nominate the executive for election to the board of trustees upon the expiration of the executive’s then-current term as a trustee), the executive is entitled to a lump-sum severance payment equal to three times the sum of the executive’s then current salary plus the executive’s average bonuses for the last three years. For purposes of the preceding sentence, the phrase “average bonuses for the last three years” means the average percentage of the executive’s salary represented by his annual bonus paid in each of the prior three years, multiplied by his then current salary. In the same circumstances, Mr. Glickman is entitled to three times the sum of his then current salary plus the average of his annual bonus over the last three years. Additionally, Mr. Glickman is entitled to terminate his employment for good reason within specified time periods if Ronald Rubin ceases to be PREIT’s chief executive officer for any reason or if Mr. Glickman is not offered a new three-year employment agreement following a change of control of PREIT providing for the same title and responsibilities and the same or greater compensation and benefits as in effect immediately before the change of control.

If the employment of an executive (other than Ronald Rubin or Mr. Glickman) is terminated as a result of death or disability during the term of his employment agreement, the executive or his estate is entitled to continue to receive his then-current salary (offset, in the case of disability, by payments under disability insurance policies paid for by PREIT) for the longer of the remainder of the term or one year. If Ronald Rubin’s employment is terminated as a result of his death or disability during the term of his employment agreement, Mr. Rubin or his estate is entitled to continue to receive his then-current salary (offset, in the case of disability, by payments under disability insurance policies paid for by PREIT) for the longer of the remainder of the term or three years. If Mr. Glickman’s employment is terminated as a result of his death during the term of his employment agreement, Mr. Glickman’s estate is entitled to receive a single payment equal to six months of his then-current salary. If Mr. Glickman’s employment is terminated as a result of his disability during the term of his employment agreement, Mr. Glickman is entitled to continue to receive his then-current salary (offset by payments under disability insurance policies) for two years. Each executive, or his estate, would also receive a prorated portion of any bonus payable with respect to established performance goals that PREIT achieves in the year of the executive’s disability or death.

Additionally, the employment agreements provide that, if PREIT terminates the employment of any of the executives without cause, if the executive terminates his employment for good reason, or if the executive’s employment is terminated as a result of death or disability, then, in each case, the executive’s options immediately become vested and the executive is (and, in some cases, his dependents are) entitled to continuing medical benefits for a specified period of time. If PREIT terminates the employment of any of the executives without cause or if the executive terminates his employment for good reason, the executive’s restricted shares immediately become vested.

The employment agreements also provide that, in the event any payments to such executives result in the imposition on them of an excise tax under Section 4999 of the Internal Revenue Code, PREIT will pay to such executive an additional amount equal to the amount of the excise tax or, in Mr. Glickman’s case, one half of the excise tax.

Separation Agreement with Jonathan B. Weller

In connection with the formation of the Office of the Chairman, Jonathan B. Weller entered into an employment agreement with PREIT effective as of January 1, 2004 for an initial term through December 31,

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2006. On March 1, 2006, PREIT announced the retirement of Mr. Weller, effective April 15, 2006. In connection with Mr. Weller’s retirement, on February 28, 2006, PREIT entered into a separation of employment agreement with Mr. Weller. Pursuant to the separation agreement, Mr. Weller’s employment agreement expired and he retired from PREIT’s board of trustees, each effective as of March 8, 2006, the date on which the separation agreement became irrevocable. Mr. Weller remained employed as PREIT’s vice chairman through April 15, 2006 pursuant to the terms of the separation agreement, which generally provided that Mr. Weller would receive the same base compensation and health, medical and other benefits that he received under the employment agreement. The separation agreement contains mutual releases, as well as confidentiality, non-solicitation and non-disparagement provisions. Pursuant to the separation agreement, Mr. Weller received an aggregate payment of approximately $4.2 million in cash and common shares, including the vesting of 39,477 restricted common shares. Mr. Weller’s currently outstanding options to acquire common shares will remain exercisable for 180 days after April 15, 2006, or until they would otherwise expire, whichever comes first, and he will remain eligible to receive performance shares under PREIT’s 2005-2008 outperformance program. Following Mr. Weller’s retirement as vice chairman of PREIT, PREIT and Mr. Weller entered into a consulting agreement under which Mr. Weller will serve as an independent consultant with respect to PREIT’s human resources and related activities. The term of the agreement is one year, it is terminable on 30 days notice and Mr. Weller will receive $10,000 per month for his services.

Stock Options

The following table presents information as to the exercise of options to purchase common shares of PREIT and the fiscal year-end value of unexercised options for all of the persons named in the Summary Compensation Table. None of the persons named in the Summary Compensation Table were granted options during 2005.

Aggregate Option Exercises in 2005
and December 31, 2005 Option Values

	Shares		Number of Unexercised		Value of Unexercised
	Acquired		Options at		In-the-Money Options at
	On	Value	December 31, 2005		December 31, 2005(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald Rubin	—	—	150,000	—	$1,792,500	—
Jonathan B. Weller	5,000	$80,875	15,605	—	$227,989	—
Edward A. Glickman	14,260	$320,280	120,000	—	$2,191,000	—
George F. Rubin	50,000	$1,115,250	25,000	—	$298,750	—
Joseph F. Coradino	—	—	—	—	—	—

(1)
In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The dollar values of the options are calculated by determining the difference between the exercise price of the options and the closing price of PREIT’s common shares on December 30, 2005, which was $37.36 per share.

Equity Compensation Plans

The following table summarizes PREIT’s equity compensation plans as of December 31, 2005:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (1)

Equity compensation plans approved by shareholders	389,954	(2)	$23.68	1,980,468	(3)
Equity compensation plans not approved by shareholders	41,300	(4)	$23.85	167,132	(5)

Total	431,254		$23.70	2,147,600

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(1)	Does not include shares reflected in the column entitled “Number of shares to be issued upon exercise of outstanding options, warrants and rights.”

(2)	Does not include 446,013 restricted shares awarded under PREIT’s 1999 and 2003 Equity Incentive Plans that were outstanding and unvested at December 31, 2005.

(3)
Includes 1,910,967 shares available for awards under PREIT’s 2003 Equity Incentive Plan as of December 31, 2005. The 2003 plan was adopted by PREIT’s board of trustees and shareholders in 2003 and authorized PREIT to issue up to 2,500,000 shares in connection with awards of restricted shares, options, share appreciation rights, performance shares, contract shares, bonus shares and dividend equivalent rights. PREIT may make awards under the 2003 plan to its non-employee trustees, officers and other key employees. The compensation committee of PREIT’s board of trustees administers the 2003 Plan. Also includes 69,501 shares available for issuance under PREIT’s qualified employee share purchase plan as of December 31, 2005.

(4)
Does not include 14,001 restricted shares awarded under PREIT’s Restricted Share Plan for Non-Employee Trustees that were outstanding and unvested at December 31, 2005. The Restricted Share Plan for Non-Employee Trustees was adopted in 2002 and authorized PREIT to issue to its trustees who are not employees of PREIT or any of its affiliates up to 50,000 restricted shares. The plan provides for the automatic grant of 1,000 shares to each non-employee trustee on January 31 of each year. As of December 31, 2005, 26,000 restricted shares had been granted under the plan. The restricted shares vest in three approximately equal annual installments so long as the recipient remains a trustee of PREIT. The plan is administered by the compensation committee of PREIT’s board of trustees.

(5)
Includes 24,000 shares available for issuance under PREIT’s Restricted Share Plan for Non-Employee Trustees and 143,132 shares available for issuance under PREIT’s non-qualified employee share purchase plan.

Long Term Incentive Plan Awards

On January 28, 2005, the compensation committee of the board of trustees approved the PREIT 2005-2008 Outperformance Program for certain of PREIT’s officers. The compensation committee approved the Outperformance Program pursuant to PREIT’s 2003 Equity Incentive Plan, which was approved by PREIT’s shareholders in November 2003.

Under the Outperformance Program, if PREIT’s total return to shareholders over the measurement period specified in the Outperformance Program exceeds the thresholds established by the compensation committee and set forth in the Outperformance Program, PREIT will award shares to the eligible participants. The aggregate number of shares to be awarded is determined based on the degree to which PREIT exceeds the total return thresholds. Each participant in the Outperformance Program is entitled to receive a portion of the aggregate number of shares based on a percentage allocation specified in the Outperformance Program. The table below shows the applicable measurement period and percentage allocation for each of the persons named in the Summary Compensation Table:

Long-Term Incentive Plan Awards — Awards in Last Fiscal Year

Name	Performance or other period until maturation or payout	Percentage Allocation

Ronald Rubin	1/1/2005-12/31/2008	19.7%
Jonathan B. Weller(1)	1/1/2005-12/31/2008	12.2%
Edward A. Glickman	1/1/2005-12/31/2008	12.2%
George F. Rubin	1/1/2005-12/31/2008	12.2%
Joseph F. Coradino	1/1/2005-12/31/2008	12.2%

(1)
As discussed elsewhere in this proxy statement, pursuant to his separation agreement with PREIT, Mr. Weller remains eligible to receive shares under the Outperformance Program, although he is no longer employed by PREIT.

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The Outperformance Program is based on a measurement period from January 1, 2005 through December 31, 2008 or, if earlier, the date (or, in the case of a business combination, the effectiveness) of a change in control of PREIT (as defined in the participant’s employment agreement with PREIT or, if the participant does not have an employment agreement, as defined in PREIT’s 2003 Equity Plan). Total return to shareholders is a measure of the return to shareholders of a REIT, consisting of dividends on a common share during a specified measurement period (which are deemed to be reinvested in shares when paid) plus (or minus) the increase (or decrease) in the market value of a common share from the beginning to the end of the measurement period.

If, for the measurement period, the total return to shareholders of PREIT exceeds the greater of a dollar amount equal to (a) a 12% compound annual return rate, or (b) 115% of the total return (expressed as a percentage) of the Morgan Stanley REIT Index (subsequently renamed the MSCI US REIT Index) (“Threshold One”), then PREIT will deliver to each participant a number of shares equal to the aggregate number of shares in the bonus pool multiplied by such participant’s percentage interest in the pool. The number of shares available in the bonus pool to be awarded under the Outperformance Program will be (i) the sum of (a) the dollar amount equal to 4.5% multiplied by the amount by which the total return to shareholders exceeds Threshold One (but is less than or equal to an amount equal to a 16% compound annual return rate (“Threshold Two”)), multiplied by the weighted average number of outstanding shares and operating partnership units (owned by persons other than PREIT) during the measurement period, plus (b) the dollar amount, if any, equal to 6.5% multiplied by the amount by which the total return to shareholders exceeds Threshold Two, multiplied by the weighted average number of outstanding shares and operating partnership units (owned by persons other than PREIT) during the measurement period divided by (ii) the value of one share on the last day of the measurement period (using a 20 day average, except in the event of a change in control). If the total return to shareholders does not exceed Threshold One, then PREIT will not award any shares. In addition, the number of shares available to be awarded under the Outperformance Program may not have a fair market value (calculated as defined above) that exceeds one percent of the fair market value (calculated as described above) of the shares outstanding plus the shares issuable upon redemption of operating partnership units outstanding (owned by persons other than PREIT), each determined as of the last day of the measurement period.

In order to receive an award under the Outperformance Program, a participant must be employed by PREIT on the last day of the measurement period, except that if a participant employed under an employment agreement on January 28, 2005 dies, terminates employment due to disability, terminates employment for good reason, or is terminated without cause (in each case, as defined in the participant’s employment agreement with PREIT), the participant or the participant’s beneficiaries will be eligible to receive the award. The compensation committee may allow a participant without an employment agreement to receive an award under the Outperformance Program upon the termination of the participant’s employment to the extent and in a manner that it deems appropriate. The compensation committee also has the general authority under PREIT’s 2003 Equity Incentive Plan (with certain exceptions) to amend an award under the Outperformance Program. If PREIT awards shares under the Outperformance Program, PREIT will deliver the shares on or about February 15, 2009 or, if there is a change in control, within 30 days after the last day of the measurement period. Except if there is a change in control, participants may elect (on or before June 30, 2008) to defer delivery of all or a portion of the shares to be awarded until separation from service, a specified date chosen by the participant, or the earlier of separation from service or a specified date. Participants who elect to defer delivery of their shares will have dividend equivalents credited on their deferred shares which will be reinvested in notional shares (on which dividend equivalents will also be credited and so reinvested). A participant who has elected to defer delivery of his or her shares may elect to receive the shares prior to the scheduled delivery date in the event of an unforeseeable emergency.

Transactions with Management

New Castle Transaction

On April 28, 2003, New Castle Associates acquired Cherry Hill Mall from The Rouse Company in exchange for New Castle Associates’ interest in Christiana Mall, cash and the assumption by New Castle Associates of mortgage debt on Cherry Hill Mall. One of the partners of New Castle Associates, which was both the sole general partner and a limited partner of New Castle Associates, is Pan American Associates, which is controlled by Ronald Rubin and George F. Rubin. Also on April 28, 2003, PREIT acquired 49% of the aggregate partnership interests in New Castle Associates from partners of New Castle Associates other than Pan American Associates,

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in exchange for an aggregate of 585,422 common units of limited partnership interest of PREIT Associates, L.P., and subsequently increased its aggregate ownership interest in New Castle Associates to approximately 73%. PREIT also obtained an option to acquire the remaining interests in New Castle Associates, including that of Pan American Associates, in exchange for an aggregate of 609,317 additional common units, which it exercised in May 2004. As a result, PREIT now owns 100% of New Castle Associates.

PREIT has agreed to provide tax protection related to its acquisition of New Castle Associates to the prior owners of New Castle Associates for a period of eight years following the closing of the transaction between New Castle Associates and The Rouse Company. Ronald Rubin and George F. Rubin are beneficiaries of this tax protection agreement.

Crown Transaction

In November 2003, PREIT merged with Crown American Realty Trust (“Crown”). In accordance with the merger agreement between PREIT and Crown, PREIT expanded the size of its board of trustees by two in December 2003 and elected Messrs. Pasquerilla and Mazziotti, who were members of Crown’s board at the time of the merger, to fill the vacancies created by the expansion. Messrs. Pasquerilla and Mazziotti continue to serve on PREIT’s board of trustees. At the time of the merger, Mr. Pasquerilla was also Crown’s chairman and chief executive officer.

In connection with the merger, PREIT Associates, L.P. acquired substantially all of the assets and liabilities of Crown American Properties, L.P. (“CAP”) other than an 11% interest in the capital and 1% interest in the profits of two partnerships that owned 14 shopping malls. CAP’s retained interest in the two partnerships (the “Retained Interest”) entitles CAP to a quarterly cumulative preferred distribution of $184,300 and is subject to a put-call arrangement between CAP and PREIT Associates, L.P. pursuant to which PREIT Associates, L.P. has the right to require CAP to contribute the Retained Interest to PREIT Associates, L.P. following the 36th month after the closing of the merger and CAP has the right to contribute the Retained Interest to PREIT Associates, L.P. following the 40th month after the closing of the merger, in each case in exchange for 341,297 common units of limited partnership interest in PREIT Associates, L.P. Holders of common units generally receive distributions at the approximate times, and in the same amounts, as PREIT pays dividends to its shareholders. Common units may be redeemed by their holders for an amount per unit equal to the average closing price of a PREIT common share on the 10 trading days immediately before the date notice of redemption is received by PREIT in its capacity as general partner of PREIT Associates, L.P. PREIT has the right to acquire any common units tendered for redemption for cash or PREIT shares, on the basis of one share for each common unit, subject to adjustments for share splits and other capital changes. After the merger, CAP became, and is today, wholly-owned by entities controlled by Mr. Pasquerilla.

In connection with the execution of the merger agreement, CAP transferred Pasquerilla Plaza in Johnstown, Pennsylvania, where Crown formerly maintained its executive offices, to Crown Investments Trust (“CIT”) in exchange for 14 unimproved parcels of property adjacent to three of Crown’s malls and approximately $1.25 million in cash. PREIT entered into a lease with CIT with respect to certain space in Pasquerilla Plaza for use in connection with PREIT’s post-closing transition activities, which has now terminated. Rental payments on this lease in 2005 totaled $11,000. PREIT also contracted with an entity controlled by Mr. Pasquerilla to provide information technology support and tax services to PREIT at Pasquerilla Plaza during the transition period, which is complete. Payments for these support services in 2005 totaled $81,000. Following the conclusion of the transition period, an entity controlled by Mr. Pasquerilla exercised its option to obtain from PREIT much of the information technology equipment through assumption of the remaining lease payments for the equipment, meeting the buyout terms of leases and through direct purchase from PREIT for $389,000.

Also in connection with the execution of the merger agreement, Mr. Pasquerilla and certain entities with which he is affiliated (the “Pasquerilla Group”) entered into an indemnification agreement with PREIT, dated as of May 13, 2003, whereby the Pasquerilla Group agreed to indemnify PREIT for certain liabilities that PREIT might have incurred as a result of various transactions among the Pasquerilla Group, on the one hand, and Crown and CAP, on the other hand. PREIT is no longer entitled to indemnification under the agreement. The indemnification agreement continues to provide participation rights for PREIT in any net proceeds in excess of a specified amount that are received by the Pasquerilla Group upon the sale of Pasquerilla Plaza within three years from the date of consummation of the merger.

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PREIT also entered into a tax protection agreement with the members of the Pasquerilla Group in connection with the merger. Under this tax protection agreement, PREIT agreed not to dispose of certain protected properties acquired in the merger in a taxable transaction until the earlier of November 20, 2011 or the date on which the Pasquerilla Group collectively owns less than 25% of the aggregate of the shares and units that they acquired in the merger. If PREIT violates the tax protection agreement during the first five years of the protection period, it would owe as damages the sum of the hypothetical tax owed by the Pasquerilla Group, plus an amount intended to make the Pasquerilla Group whole for taxes that may be due upon receipt of those damages. From the end of the first five years through the end of the tax protection period, damages are intended to compensate the affected parties for interest expense incurred on amounts borrowed to pay the taxes incurred on the prohibited sale. If PREIT were to sell properties in violation of the tax protection agreement, the amounts that PREIT would be required to pay to the Pasquerilla Group could be substantial.

The members of the Pasquerilla Group entered into several additional agreements with PREIT in connection with the closing of the merger. These agreements include (1) a shareholder agreement, under which the Pasquerilla Group agreed that, for a period of five years and nine months following the closing of the merger, if any of them transfer the PREIT common shares received by the Pasquerilla Group in connection with the merger or the related transactions other than in accordance with the terms of the shareholder agreement, they will forfeit a portion of their rights under the tax protection agreement or, in certain circumstances, Mr. Pasquerilla can elect to resign from PREIT’s board of trustees in lieu of forfeiting a portion of the rights under the tax protection agreement; (2) a registration rights agreement, under which PREIT granted to the Pasquerilla Group certain registration rights in respect of the PREIT common shares and the PREIT common shares underlying units of limited partnership interest in PREIT Associates, L.P. received by the Pasquerilla Group in connection with the merger and the related transactions; (3) a standstill agreement, under which the Pasquerilla Group agreed to certain restrictions on their ability to acquire additional securities of PREIT or otherwise seek, alone or together with others, to acquire control of the board of trustees of PREIT, which restrictions will remain in place until the later of the eighth anniversary of the closing of the merger or such time as Mr. Pasquerilla no longer serves as a trustee of PREIT; (4) a non-competition agreement, under which the Pasquerilla Group agreed that, for a period of eight years following the closing of the merger, they will not engage in certain activities that would be competitive with PREIT, solicit PREIT’s employees or induce PREIT’s business contacts to curtail or terminate their business relationship with PREIT; and (5) an intellectual property license agreement, under which certain members of the Pasquerilla Group granted a non-exclusive, non-assignable, non-transferable, non-sublicenseable, royalty-free license for PREIT and its affiliates to use certain intellectual property and domain names associated with the Crown name and logo.

Cumberland Mall Transaction

On October 8, 2004, PREIT signed an agreement to purchase 100% of the partnership interests in Cumberland Mall Associates, a New Jersey limited partnership that owned the Cumberland Mall in Vineland, New Jersey. On February 1, 2005, PREIT completed this purchase and the purchase of a vacant 1.7 acre parcel adjacent to the mall. PREIT-RUBIN, Inc. had provided management and leasing services to Cumberland Mall since 1997 for Cumberland Mall Associates. Ronald Rubin and George F. Rubin controlled and had a substantial ownership interest in Cumberland Mall Associates and the entity that owned the adjacent undeveloped parcel.

The total price paid for the mall and the adjacent undeveloped parcel was approximately $59.5 million, including the assumption of approximately $47.7 million in mortgage debt. PREIT paid the approximately $0.9 million purchase price of the adjacent parcel in cash. After certain closing adjustments, the portion of the purchase price for the mall remaining after assumption of the mortgage debt was approximately $11.0 million, which was paid using common units issued by PREIT Associates, L.P. that were valued based on the average of the closing price of PREIT’s common shares on the ten consecutive trading days immediately before the closing date of the transaction.

A committee of non-management trustees was formed to evaluate the transactions on behalf of PREIT. The committee obtained an independent appraisal and found the purchase price to be fair to PREIT. The committee also approved the reduction of the fee payable by Cumberland Mall Associates to PREIT-RUBIN, Inc. under the existing management agreement upon the sale of the mall from 3% of the purchase price to 1% of the purchase price. PREIT’s board of trustees also approved the transaction.

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PREIT has agreed to provide tax protection related to its acquisition of Cumberland Mall Associates to the prior owners of Cumberland Mall Associates for a period of eight years following the closing. Ronald Rubin and George F. Rubin are beneficiaries of this tax protection agreement.

Unit Purchase Agreement

On December 22, 2005, PREIT entered into an agreement (the “Unit Purchase Agreement”) to purchase 339,300 common units of limited partnership interest in PREIT Associates, L.P. from CAP for cash in an aggregate amount of approximately $12,342,000. The terms of the Unit Purchase Agreement were negotiated between PREIT and CAP and determined without reference to the provisions of the PREIT Associates, L.P. partnership agreement. In addition, CAP and its affiliates, including Mr. Pasquerilla, agreed to a standard lockup from selling or transferring securities of PREIT and PREIT Associates, L.P. for a period of approximately 135 days. The end date of the lock up coincides with the end of the customary blackout period applicable to PREIT’s trustees and officers following the announcement of PREIT’s financial results for the first quarter of 2006. The transaction was approved by PREIT’s board of trustees.

Other Transactions

PREIT-RUBIN, Inc. currently provides management, leasing and development services to 11 properties owned by partnerships and other entities in which certain officers or trustees of PREIT and PREIT-RUBIN, Inc. have indirect ownership interests. In addition, the mother of Stephen B. Cohen, a trustee of PREIT, has an interest in two additional properties for which PREIT-RUBIN, Inc. provides management, leasing and development services. Total revenues earned by PREIT-RUBIN, Inc. for such services were $0.8 million for the year ended December 31, 2005. As of December 31, 2005, $0.2 million was due from these partnerships, $0.1 million of which was collected subsequent to December 31, 2005.

PREIT-RUBIN, Inc. holds a note receivable from an entity in which Ronald Rubin and George F. Rubin have an interest with a balance of $0.1 million that is due in installments through 2010 and bears an interest rate of 10% per annum.

PREIT leases its principal executive offices from Bellevue Associates, an entity in which certain PREIT officers/trustees have an interest. The lease has a term of 10 years, and it commenced November 1, 2004. PREIT has the option to renew the lease for up to two additional five year periods at the then-current fair market rate calculated in accordance with the terms of the lease. PREIT has the right on one occasion at any time during the seventh lease year to terminate the lease upon the satisfaction of certain conditions. PREIT rents approximately 68,100 square feet under the lease. Base rent is $1.4 million per year during the first five years of the lease and $1.5 million per year during the second five years. PREIT paid rent of approximately $1.5 million in 2005 under the lease, which includes base rent and other amounts paid in 2005 pursuant to the terms of the lease. Ronald Rubin and George F. Rubin, collectively with members of their immediate families, own approximately a 50% interest in the Landlord.

PREIT uses an airplane in which Ronald Rubin owns a fractional interest. PREIT paid $0.2 million in 2005 for flight time used by employees on PREIT-related business.

Ronald Rubin and George F. Rubin are brothers. Two of George F. Rubin’s sons, Daniel Rubin and Timothy Rubin, are employed by subsidiaries of PREIT. Daniel Rubin’s annual salary in 2005 was approximately $110,000 and in 2006 is $112,200. Timothy Rubin’s annual salary in 2005 was $200,000 and in 2006 is $210,000. In addition, Daniel Rubin received 2,000 restricted shares in 2005 valued at $81,500 and his bonus for 2005 was $15,758 and Timothy Rubin received 4,000 restricted shares in 2005 valued at approximately $163,000 and his bonus for 2005 was $223,401.

Board Matters

PREIT has a standing compensation committee, a standing audit committee and a standing nominating and governance committee. PREIT’s by-laws authorize the establishment of a standing executive committee to consist of three members. PREIT’s board of trustees has not yet appointed any members to the executive committee. When duly constituted, the executive committee will be authorized to exercise all of the powers and authority of the board of trustees between meetings of the board of trustees, except for matters that are expressly reserved by PREIT’s bylaws to the full board of trustees or to another committee of the board of trustees.

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The compensation committee, which is comprised of Rosemarie B. Greco, Chair, Lee H. Javitch, Leonard I. Korman, and Ira M. Lubert, met four times during 2005. The principal duties of the compensation committee are to review and approve goals and objectives relevant to the compensation of PREIT’s chief executive officer and other executive officers, to set compensation accordingly and in light of existing agreements, to make recommendations to PREIT’s board of trustees regarding incentive compensation and equity-based plans, and to administer these plans.

The audit committee, which is comprised of John J. Roberts, Chair, Stephen B. Cohen, Lee H. Javitch, and Donald F. Mazziotti, met six times during 2005. The principal duties of the audit committee are to oversee PREIT’s accounting and financial reporting processes and the audit of PREIT’s financial statements, to select and retain independent auditors, to review with management and the independent auditors PREIT’s annual financial statements and related footnotes, to review PREIT’s internal audit activities, to review with the independent auditors the planned scope and results of the annual audit and their reports and recommendations, and to review with the independent auditors matters relating to PREIT’s system of internal controls. PREIT’s audit committee is governed by an amended and restated charter approved and adopted by PREIT on April 14, 2004.

The nominating and governance committee, which is comprised of Ira M. Lubert, Chair, Rosemarie B. Greco, Leonard I. Korman, and John J. Roberts, met three times during 2005. The principal duties of the nominating and governance committee are to identify individuals qualified to become trustees of PREIT, recommend trustee nominees and trustee committee appointments to the board, develop and recommend a set of governance principles applicable to PREIT and oversee the evaluation of the performance of PREIT’s board of trustees and management with respect to matters other than compensation.

The nominating and governance committee chooses candidates for the office of trustee without regard to sex, race, religion, or national origin, and its charter specifies the following minimum qualifications, qualities, and skills that a committee-recommended nominee must possess: the highest character and integrity; sufficient experience to enable a meaningful contribution to PREIT and its board of trustees; and sufficient time available to devote to PREIT’s affairs and to carry out the responsibilities of a trustee. The nominating and governance committee does not solicit recommendations from shareholders regarding trustee nominee candidates, but will consider any such recommendation received in writing and accompanied by sufficient information to enable the nominating and governance committee to asses the candidates’ qualifications, along with confirmation of the candidates’ consent to serve as a trustee if elected. Such recommendations should be sent care of Bruce Goldman, Executive Vice President and General Counsel, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. Any recommendation received from shareholders after January 1 of any year will not be considered until the following year. In addition to considering candidates recommended by shareholders, the committee considers potential candidates recommended by PREIT’s current trustees and officers, and is authorized to utilize independent search firms to assist in identifying candidates. The committee screens all candidates in the same manner regardless of the source of the recommendation, but only shareholder recommendations are subject to the January 1 deadline for submission for consideration in any given year. In each case, the committee determines whether a recommended candidate meets PREIT’s minimum qualifications and possesses the qualities and skills for trustees and whether requesting additional information or an interview is appropriate.

In addition to PREIT’s board and committee meetings, the non-management members of PREIT’s board meet separately at regularly scheduled meetings. The presiding member of these meetings rotates at each meeting. In addition to the regularly scheduled meetings of the non-management members of PREIT’s board of trustees, PREIT’s independent trustees meet separately at least once per year.

Any interested party wishing to communicate with PREIT’s board of trustees, the non-management trustees, or any individual PREIT trustee on a confidential basis may do so in writing addressed, as applicable, to the board, the non-management trustees, or the individual trustee and sent care of Bruce Goldman, Executive Vice President and General Counsel, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. PREIT’s General Counsel will review any such communication and will deliver all such communications to the addressee.

The board of trustees met five times in 2005. All of the trustees attended at least 75% of board and applicable committee meetings in 2005 except Ira M. Lubert, who attended three out of five board meetings. The

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board’s policy is that trustees are expected to attend PREIT’s annual meeting of shareholders. Last year, all of the trustees other than Mark E. Pasquerilla attended the annual meeting.

Each trustee who is not an officer of PREIT received an annual retainer for 2005 of $25,000, plus $1,500 per board of trustees or committee meeting in which the trustee participated. On February 23, 2006, the board of trustees, upon recommendation of the nominating and governance committee, increased the annual retainer to $30,000 per year. In addition, the chairpersons of PREIT’s audit committee, compensation committee and nominating and governance committee each receive an additional annual retainer of $10,000. Non-employee trustees also receive 1,000 restricted shares on January 31 of each year under the Restricted Share Plan for Non-Employee Trustees which vest over three years, and each receives a grant of 5,000 options upon first becoming a trustee that vests over four years.

Corporate Governance

PREIT’s corporate governance guidelines, code of business conduct and ethics for non-employee trustees, code of business conduct and ethics for officers and employees, and the governing charters for the audit, nominating and governance, and compensation committees of PREIT’s board of trustees are available free of charge on PREIT’s website at www.preit.com, as well as in print to any shareholder upon request. PREIT’s board of trustees and the nominating and governance committee of PREIT’s board regularly review corporate governance developments and modify these guidelines, codes, and charters as warranted. Any modifications are reflected on PREIT’s website.

Over half of the members of PREIT’s board of trustees are independent trustees. For a trustee to be considered independent, PREIT’s board must determine that the trustee does not have any direct or indirect material relationship with PREIT. PREIT’s board has established guidelines to assist it in determining trustee independence. These guidelines conform to the independence requirements contained in the New York Stock Exchange listing rules. In addition, PREIT’s board has adopted categorical standards to assist it in making determinations of independence. The guidelines and the categorical standards that PREIT’s board of trustees uses to determine whether a trustee is independent specify that:

1.
Other than in his or her capacity as a trustee or shareholder of the Company, no independent trustee shall have a material relationship with the Company (either directly or as a partner, shareholder, officer or other affiliate of an organization (including a charitable organization) that has a material relationship with the Company). For this purpose, a trustee shall be presumed not to have a material relationship with the Company if he or she is not and, within the past two years, has not been an executive officer of, or the direct or indirect owner of more than 10% of the equity interest in, any business or professional entity:

•
that within the last two years has made or received, or going forward proposes to make or receive, payments to or from the Company or any of its subsidiaries for property or services in excess of 5% of (i) the Company’s consolidated gross revenues for its last full fiscal year, or (ii) the other entity’s consolidated gross revenues for its last full fiscal year; or

•	to which the Company or any of its affiliates is indebted in an aggregate amount exceeding 5% of the Company’s total consolidated assets as of the end of the Company’s last full fiscal year.

2.
No independent trustee shall have been employed by the Company, and no immediate family member of an independent trustee shall have been an executive officer of the Company, within the past three years.

3.
No independent trustee shall have received more than $100,000 in direct annual compensation from the Company within the past three years, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4.	No independent trustee shall have been affiliated with or employed by a present or former auditor of the Company within the last three years.

5.
Within the last three years, no independent trustee shall have been an employee of another company if an executive officer of the Company then served on the compensation committee of such other company.

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6.
Within the last three years, no independent trustee shall have served as an executive officer or employee of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

7.
No immediate family members of an independent trustee shall fit within the categories prohibited by any of the foregoing (other than with respect to the prohibition on employment by the Company, which addresses immediate family members directly), and no independent trustee may have any relationships with the Company that are substantially similar to any of the categories prohibited by the foregoing.

8.	Independent trustees shall satisfy any other independence criteria required by applicable law or regulation or established by the board of trustees.

The board has determined that the following eight members of PREIT’s thirteen member board of trustees satisfy the New York Stock Exchange’s independence requirements and PREIT’s guidelines: Stephen B. Cohen, M. Walter D’Alessio, Rosemarie B. Greco, Lee H. Javitch, Leonard I. Korman, Ira M. Lubert, Donald F. Mazziotti and John J. Roberts.

All members of the compensation committee, audit committee, and nominating and governance committee of PREIT’s board of trustees must be, and are, independent trustees. Members of the audit committee must also, and do, satisfy additional Securities and Exchange Commission independence requirements, which provide that they may not accept directly or indirectly any consulting, advisory, or other compensatory fee from PREIT or any of its subsidiaries other than compensation for serving on PREIT’s board or on committees of PREIT’s board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires PREIT’s executive officers and trustees and persons who own more than ten percent of a registered class of PREIT’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish PREIT with copies of these reports. Based on PREIT’s review of the copies of the reports it has received, and written representations received from certain reporting persons with respect to the filing of reports on Forms 3, 4, and 5, PREIT believes that all filings required to be made by the reporting persons since the beginning of 2005 were made on a timely basis except for the following: one filing by Joseph F. Coradino reporting the sale of 600 shares and one filing by Joseph F. Coradino reporting the sale of 700 shares.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is or was during 2005 an employee, or is or ever has been an officer, of PREIT or its subsidiaries. No executive officer of PREIT served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of PREIT’s board of trustees or compensation committee.

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Compensation Committee Report on Executive Compensation

Compensation Principles and Objectives

PREIT’s compensation committee is composed of four independent, non-employee trustees. As stated in its charter, the principal purpose of the committee is to discharge the responsibility of the board of trustees relating to executive compensation. The committee is assisted in performing its work by an independent compensation consultant selected and engaged by the committee, as well as by PREIT’s senior vice president of human resources, legal counsel and, where appropriate, senior management. The compensation terms established by the committee are designed to reward performance by PREIT’s executives at all levels.

The objectives of the committee’s compensation principles are to provide compensation to PREIT’s executives that (i) is appropriate for the executives based on their contributions to PREIT and is competitive with compensation provided by comparable companies, (ii) retains and attracts key executives, (iii) motivates executives to focus on both short-term and long-term goals aligned with the interests of PREIT’s shareholders and (iv) instills a commitment to the success of PREIT through an increased equity ownership interest in PREIT. In regard to the latter objective, PREIT has adopted share ownership and retention guidelines. The guidelines establish minimum equity ownership requirements for executives at or above the level of executive vice president, ranging from an equity value of two to five times the executive’s base salary. Equity ownership for purposes of the guidelines includes equity owned by the immediate family of the executive, ownership of limited partnership interests in PREIT Associates, L.P. and the after-tax value of currently exercisable options. The guidelines also require at least 50% of the after-tax value of restricted shares to be retained by the executive for at least one year following vesting.

For the portion of compensation based upon performance, the criteria involve both performance by PREIT, as measured by commonly accepted metrics in the REIT industry, as well as by individual performance. The portion of compensation based on industry metrics increases significantly with the executive’s level of responsibility within PREIT. This reflects the view of the committee that the most senior officers have the greatest opportunity to influence PREIT’s financial performance and that, therefore, their compensation should reflect PREIT’s financial performance. In the case of less senior officers, a more significant percentage of the performance portion of their compensation is dependent upon the achievement of individual or group goals.

The performance metric used in PREIT’s annual cash bonus plan is currently funds from operations (“FFO”) per diluted share for the relevant fiscal year. FFO is a commonly used measure of periodic financial performance in the REIT industry. The principal metric used in connection with equity awards is total return to shareholders (“TRS”), measured for PREIT’s equity compensation programs over periods of one to four years.

The committee believes that awards based on FFO and TRS align the interests of senior management closely with the interests of PREIT’s shareholders over both the short and longer terms. Moreover, taking annual equity awards and longer term equity awards into account, a substantial portion of the compensation of senior executives will be received in the form of common shares upon the achievement of the TRS targets established by the committee. The focus on equity-based compensation as the principal component of the compensation of senior executives further aligns the interests of management and shareholders.

Elements of Compensation

In addition to considering individual and company performance, the committee reviews compensation survey data of a select group of real estate investment trusts and other companies comparable in size to PREIT. The committee considers the survey information to be a significant factor in decisions concerning levels and components of executive compensation.

Base Salary.     The committee reviews and establishes the base salary of each senior officer annually, subject to the terms of the executive’s employment agreement. The base salary is intended to be competitive with comparable companies and to reflect the contributions of the executive to PREIT.

Annual Cash Bonus.     Annual cash bonuses to senior officers are based on the extent to which PREIT’s financial performance achieves fiscal year goals set by the committee and the executive’s individual performance for the fiscal year. The financial performance targets for the relevant year are expressed in terms of FFO per

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diluted share. The portion of the annual cash bonus that is dependent upon achieving the targeted levels of FFO increases with the level of responsibility of the executive. In the case of the members of the Office of the Chairman, 80% of the bonus is currently based upon the achievement of FFO targets. In the case of senior vice presidents and vice presidents, the individual performance goals are generally measured against key performance indicators. The committee has adopted a requirement that FFO per diluted share must attain a specified minimum level as a condition to the payment of any bonuses based upon individual performance.

Equity Awards.     Equity awards are granted by the committee under PREIT’s 2003 Equity Incentive Plan and are made in the form of (i) annual restricted share grants, (ii) restricted share unit (RSU) awards granted for the first time in 2006 and (iii) performance shares under the 2005-2008 Outperformance Program adopted in 2005.

(1) Restricted share awards are granted annually to senior vice presidents and vice presidents and vest in most cases in equal installments over a five year period based upon continued service to PREIT. In the case of executives at or above the level of executive vice president, the annual restricted share awards granted in 2005 and earlier years were divided into two portions. One-half of the restricted share award vests in equal installments over five years, and the balance of the restricted share award may vest in whole or in part over five years conditioned upon the achievement of annual TRS targets established at the time of the award. Dividends are paid by PREIT on each unvested restricted share. The performance portion of the restricted share awards for the senior officers was replaced in 2006 by RSUs, which differ in several respects from performance based restricted shares and are described below.

(2) The committee approved the grant of RSUs for the first time in connection with the 2006 equity awards to executives holding the office of executive vice president or higher. As in prior years, one-half of the annual equity awards granted to these officers in 2006 are restricted shares which vest in equal installments, in most cases over a five year period, based upon continued service to PREIT. The balance of the 2006 equity awards are in the form of RSUs. Each RSU represents a right to receive one common share as discussed below. Dividends on common shares are deemed to be applied on the payment date to the purchase of additional RSUs at the current market price. The conversion of the RSUs into PREIT shares depends upon the attainment of TRS at specified levels relative to the constituent companies in a leading REIT index for the three year measurement period commencing January 1, 2006 and ending December 31, 2008. TRS is a measure of the return to shareholders of a REIT, consisting of dividends on a common share during a specified measurement period (which are deemed to be reinvested in shares when paid) plus (or minus) the increase (or decrease) in the market value of a common share from the beginning to the end of the measurement period.

(3) The Outperformance Program is designed to result in the creation of a bonus pool based upon the degree to which the TRS of PREIT exceeds both a minimum percentage established by the committee and the TRS of a leading REIT index during the four years commencing January 1, 2005 and ending December 31, 2008. Officers at the level of senior vice president and higher share in the bonus pool in proportions increasing with the seniority of the executive. The amounts earned under the Outperformance Program are payable in shares of PREIT.

CEO Compensation

Mr. Rubin’s compensation consists of the same components as other senior officers and is governed by the compensation principles previously described. This includes the principle that the majority of his target compensation should be in the form of equity and should be determined by PREIT’s financial performance as described above. The components of Mr. Rubin’s 2005 compensation were:

Base Salary.     Mr. Rubin’s base salary for 2005 was $520,000, which was approximately 4% above his 2004 salary. In setting his base salary, the committee considered the performance of PREIT for 2004 and projected performance for 2005, survey data for comparable companies, the level of raises granted to other senior executives of PREIT and the amount of the base salary relative to the other components of his compensation package.

Annual Cash Bonus.     Mr. Rubin’s cash bonus for 2005 was $158,080, or 30.4% of Mr. Rubin’s base salary for the year. PREIT’s FFO per share for 2005 was the principal factor in determining the percentage of base salary paid as a bonus.

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Restricted Shares.     Mr. Rubin was awarded 26,954 restricted shares in 2005, valued at $1,100,000 when granted. One-half of the restricted shares vest in equal installments over five years based upon continued service. The other half of the award vests in equal installments over five years conditioned upon achieving TRS targets during each of the years established by the committee. If TRS exceeds the target for any year, the excess may be carried back or forward to years in which TRS is less than the target. Vesting of the restricted shares is accelerated upon the termination by (i) PREIT of Mr. Rubin’s employment for reasons other than cause, as defined under Mr. Rubin’s employment agreement, or (ii) Mr. Rubin for good reason, as defined in his employment agreement. The size of the award relative to Mr. Rubin’s base salary of $520,000 reflects a decision by the committee to emphasize the use of equity and performance-based compensation in the compensation package of the Chief Executive Officer. Mr. Rubin received dividends in the amount of $123,630 from PREIT in 2005 on unvested restricted shares awarded in 2005 and prior years.

The committee adopted the Outperformance Program in 2005 and awarded Mr. Rubin 19.7% of the performance shares under the Outperformance Program. The value of the performance shares will be determined by PREIT’s TRS during the four years ending December 31, 2008 as previously described. Payments under the Program are made in shares of PREIT. Mr. Rubin will retain his right to receive performance shares under the Outperformance Program in the event of the termination of his employment by (i) PREIT for reasons other than cause, (ii) Mr. Rubin for good reason or (iii) death or disability.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to PREIT’s chief executive officer and its four other most highly compensated executive officers as of the close of PREIT’s tax year. To qualify for deductibility under Section 162(m), compensation, including base salary, annual bonuses, and compensation attributable to restricted stock vesting and nonqualified benefits, in excess of $1,000,000 per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). To be performance-based compensation, the material terms of the performance goal(s) under which the compensation is to be paid must be disclosed to and approved by shareholders before the compensation is paid. Although the committee’s intention is, to the greatest extent reasonable, to structure compensation so that it satisfies the “performance based” compensation requirements under Section 162(m), the committee will balance the costs and burdens involved in doing so against the value to PREIT and its shareholders of the tax benefits to be obtained by PREIT in doing so. Accordingly, the committee reserves the right to design programs that recognize a full range of performance criteria important to PREIT’s success, even where the compensation paid under such programs may not be fully deductible as a result of Section 162(m).

SUBMITTED BY THE EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF TRUSTEES Rosemarie B. Greco, Chair Lee H. Javitch Leonard I. Korman Ira M. Lubert

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Performance Graph

The graph below sets forth PREIT’s cumulative shareholder return with the cumulative total return of the S&P 500 Index, the NAREIT Equity Index and the Russell 2000 Index. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The graph assumes that the value of the investment in each of the four was $100 for the period December 31, 2000 through December 31, 2005 and that all dividends were reinvested.

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Audit Committee Report

PREIT’s audit committee is governed by an amended and restated charter approved and adopted by PREIT on April 14, 2004. PREIT’s board of trustees has determined that all of the members of the audit committee are independent based on the New York Stock Exchange listing rules and PREIT’s own independence guidelines. Each member of the committee also meets the SEC’s additional independence requirements for audit committee members. In addition, PREIT’s board of trustees has determined that John J. Roberts is an “audit committee financial expert,” as defined by SEC rules.

PREIT’s management has primary responsibility for PREIT’s financial statements. KPMG LLP, PREIT’s registered independent auditor for 2005, is responsible for expressing an opinion on the conformity of PREIT’s audited financial statements with generally accepted accounting principles. Before PREIT’s annual report on Form 10-K for the year ended December 31, 2005 was filed with the SEC, the audit committee reviewed and discussed with management and KPMG LLP the audited financial statements of PREIT for the year ended December 31, 2005, which included the consolidated balance sheets of PREIT as of December 31, 2005 and 2004, the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005, and the notes thereto. In connection with this review, the audit committee, among other things:

•	made inquiries of PREIT’s internal auditor and KPMG LLP with respect to the reliability and integrity of PREIT’s accounting policies and financial reporting practices; and

•	reviewed with KPMG LLP its views on the quality of PREIT’s implementation of accounting principles, disclosure practices and use of accounting estimates in preparing the financial statements.

The audit committee discussed with KPMG LLP the matters required to be discussed by SAS 61 (Communications with Audit Committees), as amended by SAS 90 (Audit Committee Communications), which include, among other items, matters related to the conduct of the audit of PREIT’s financial statements. The audit committee received written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, which relates to the accountants’ independence from PREIT and its related entities, and has discussed with KPMG its independence from PREIT.

Based on the review and discussions referred to above, the audit committee recommended to PREIT’s board of trustees that PREIT’s audited financial statements be included in PREIT’s annual report on Form 10-K for the year ended December 31, 2005.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF TRUSTEES John J. Roberts, Chair Stephen B. Cohen Lee H. Javitch Donald F. Mazziotti

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Additional Information Regarding Our Independent Public Auditors

In addition to retaining KPMG LLP (“KPMG”) to audit PREIT’s consolidated financial statements for 2005, PREIT retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2005. PREIT understands the need for KPMG to maintain objectivity and independence in its audit of PREIT’s financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, PREIT’s audit committee is required to pre-approve all non-audit work performed by KPMG.

The aggregate fees billed for professional services by KPMG in 2005 and 2004 for these various services were:

Type of Fees	2005	2004

Audit Fees	$768,875	$875,520
Audit-Related Fees	149,500	155,528
Tax Fees	324,450	578,000

Total	$1,242,825	$1,609,048

In the table above, in accordance with the Securities and Exchange Commission’s definitions and rules, “audit fees” are fees PREIT paid KPMG for professional services for the audit of PREIT’s consolidated financial statements included in PREIT’s Forms 10-K, review of financial statements included in PREIT’s Forms 10-Q, and for services that are normally provided by the accountant in connection with the review of SEC registration statements and other filings, comfort letters and consents; “audit-related fees” are fees for audits and reviews of partnership financial statements to satisfy lender or partnership agreement requirements; and “tax fees” are fees for tax compliance and other tax consultation related to transactions consummated by PREIT during 2005, 2004 and 2003.

Pre-Approval Policies and Procedures

In accordance with the SEC’s auditor independence rules, the audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent auditor. The audit committee has delegated pre-approval authority between meetings of the audit committee to the chair of the audit committee. The fees listed in the table above were properly pre-approved. The audit committee or its chair considered the nature of the non-audit services provided by KPMG and determined that those services were compatible with the provision of independent audit services by KPMG.

Principal Security Holders

The following table shows information concerning beneficial ownership of PREIT’s shares by the only persons known by PREIT as being the beneficial owner of more than 5% of PREIT’s common shares based on PREIT’s review of publicly available filings made with the Securities and Exchange Commission by such persons:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of Date of Applicable SEC Filing	Percent of Outstanding Shares as of April 7, 2006

Shares of Beneficial Interest	Barclays Global Investors, NA.	3,773,577	10.1%

(1)
Includes shares beneficially owned by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, and Barclays Global Investors Japan Trust and Banking Company Limited.

Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation Committee Report on Executive Compensation,” “Performance Graph,” and “Audit Committee Report” is not “soliciting material,” nor is it “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that PREIT specifically incorporates such information by reference in a filing.

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Shareholders’ Proposals

Under SEC rules, certain shareholder proposals may be included in PREIT’s proxy statement. Any shareholder desiring to have such a proposal included in PREIT’s proxy statement for the annual meeting to be held in 2007 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to PREIT’s executive offices by December 22, 2006. Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, the proposal must have been received by March 7, 2007, or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary authority with respect to such proposal. PREIT has not received any such proposal to be submitted from the floor at the upcoming meeting.

By Order of the Board of Trustees Bruce Goldman Secretary

April 21, 2006

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST THE BELLEVUE 200 S. BROAD STREET PHILADELPHIA PA, 19102

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Pennsylvania Real Estate Investment Trust in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Pennsylvania Real Estate Investment Trust, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

You are urged to sign and return this Proxy so that you may be sure that these shares will be voted.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

You may view the Annual Report and Proxy Statement on the Internet at www.preit.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                                   PREIT1                                   KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW AND FOR PROPOSAL 2.
Vote on Trustees						For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name on the line below.
1. ELECTION OF TRUSTEES:
NOMINEES:	01)	Stephen B. Cohen (Class B Trustee)	04)	Leonard I. Korman (Class B Trustee)					___________
	02)	Joseph F. Coradino (Class A Trustee)	05)	Donald F. Mazziotti (Class B Trustee)
	03)	M. Walter D'Alessio (Class B Trustee)	06)	Ronald Rubin (Class B Trustee)

Vote on Proposal
							For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2006:

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Note: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

AUTHORIZED SIGNATURES - Sign below. This section must be completed for your instructions to be executed.				Yes	No

Please indicate if you plan to attend this meeting.

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

Annual Meeting of Shareholders

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

June 1, 2006

This Proxy is solicited on behalf of the Board of Trustees

     The undersigned, revoking all prior proxies, hereby appoints George F. Rubin, Edward A. Glickman and Lee Javitch, and each and any of them, as proxies of the undersigned, with full power of substitution, to vote and act with respect to all shares of beneficial interest of Pennsylvania Real Estate Investment Trust held of record by the undersigned at the close of business on April 7, 2006 at the Annual Meeting of Shareholders to be held on Thursday, June 1, 2006 and at any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, NO POSTAGE REQUIRED.

THE SHARES REPRESENTED BY THIS PROXY, DULY EXECUTED, WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE. IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2006.

(continued on reverse side)